Exhibit 99.1

FOR IMMEDIATE RELEASE

BEACON POWER ANNOUNCES $25 MILLION AT-THE-MARKET

FIRM COMMITMENT FINANCING AGREEMENT

Tyngsboro, MA — July 6, 2010 — Beacon Power Corporation (Nasdaq: BCON), announced today that it has entered into a common stock purchase agreement with Aspire Capital Fund LLC, an Illinois limited liability company, which, subject to certain conditions and limitations, calls for Aspire Capital to commit to purchasing up to an aggregate of $25 million of the Company’s shares of common stock over a 26-month term, commencing July 2, 2010.

From time to time over the 26-month period, on any trading day Beacon selects, the Company has the right, at its sole discretion, to direct Aspire Capital to purchase up to 400,000 Beacon shares per trading day at a per-share price that is calculated based on the prevailing market price of Beacon common stock over a period preceding each sale. Aspire Capital has also made an initial investment in Beacon of $500,000, in exchange for approximately 1.5 million shares of Beacon common stock. Under the agreement, no additional sales can be made to Aspire Capital if the purchase price would be lower than $0.34.

Beacon Power will control the timing and amount of any sales of Beacon common stock to Aspire Capital and will always know the sale price before giving notice to Aspire Capital to buy any shares. Aspire Capital has no right to require that any sale take place, but is obligated to make purchases from Beacon as the Company directs, in accordance with the agreement. The agreement may be terminated by Beacon at any time, at its sole discretion, without any cost or penalty.

“This agreement will help provide us with the flexibility to bring in funding as needed for working capital and general corporate purposes. With this agreement in place, in conjunction with already having the necessary equity to satisfy the Department of Energy’s loan guarantee commitment for our Stephentown project, we’re confident that we’ll maintain progress on our business strategy,” said Bill Capp, Beacon president and CEO.

There are no financial or business covenants, restrictions on future funding, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. A more detailed description of the agreement is set forth in the Company’s current report on Form 8-K, filed today with the U.S. Securities and Exchange Commission.

About Beacon Power Corporation

Beacon Power Corporation designs, develops and is commercializing advanced products and services to support stable, reliable and efficient electricity grid operation. Beacon’s Smart Energy Matrix™, now in production, being operated and earning revenue, is a non-polluting, megawatt-scale, utility-grade, flywheel-based solution designed to provide less expensive, more sustainable and effective frequency regulation services to the nation’s power grid. The Company’s business strategy is both to supply frequency regulation services from its own plants and to sell systems directly to utilities or grid operators in parts of North America and selected international markets. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

About Aspire Capital Fund, LLC

Aspire Capital Fund, LLC, is an institutional investor based in Chicago, Illinois, with a fundamental investment approach. Aspire Capital invests in a wide range of companies and industries emphasizing life sciences, energy and technology.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in finalizing the DOE loan guarantee support for our Stephentown, New York, facility, or complying with the conditions or ongoing covenants of that support; our need to comply with any disbursement or other conditions under the DOE grant program; a need to raise additional equity to fund Beacon’s projects and its other operations in uncertain financial markets; conditions in target markets, including the fact that it has taken longer than anticipated for some ISOs to comply with FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of the current situation in the financial markets generally. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.

Investor Relations Contact:

Chris Witty

Darrow Associates

646-438-9385

cwitty@darrowir.com